                                                                 Exhibit 10.17

                       STREAM INTERNATIONAL HOLDINGS INC.

                    Form of Management Retention Agreement
                    --------------------------------------

[ADDRESS OF MANAGEMENT PERSON APPEARS HERE]

Dear _____:

     Stream International Holdings Inc. (the "Company") recognizes that, as is the case with many corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

     The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined below).

1.   Certain Definitions.
     -------------------

     As used herein, the following terms shall have the following respective meanings:

     (a) A "Change in Control" shall occur or be deemed to have occurred only if
            -----------------
any of the following events occur:

         (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company or an Exempt Person) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

         (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined), other than a person holding more than 50% of the combined voting power of the Company's then outstanding securities immediately prior to such recapitalization, acquires more than 50% of the combined voting power of the Company's then outstanding securities;

         (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, excluding any disposition to a corporation of which 50% or more of the voting securities are held by the Company or the stockholders of the Company immediately prior to the disposition.

         (iv) RRD, together with its affiliates, ceases to be beneficial owner of at least 30% of the combined voting power of the Company's then outstanding securities provided that such event is not the result of an initial public offering of the Company's stock.

         (v) the closing of any of the events referred to in clauses (i), (ii) or (iii) below regardless of what sequence:

               (i) sale or other disposition of outsourced technical support business;

               (ii) sale or other disposition of the outsourced manufacturing business, including a joint venture in which the Company or the stockholders of the Company hold less than 60% of the voting interest immediately prior to the disposition; and

               (iii) sale or other disposition of Corporate Technologies business.

         (vi) RRD, together with affiliates, becomes the beneficial owner of at least 90% of the combined voting power of the Company's then outstanding securities provided that such event is not the result of an initial public offering of the Company's stock.

     (b) "Cause" shall mean (i) an intentional act of fraud, embezzlement or
          -----
theft in connection with your duties to the Company or in the course of your employment with the Company, or (ii) your willful engaging in gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

     (c) "Date of Termination" shall have the meanings set forth in Section
          -------------------
3(c).

     (d) "Disability" shall be deemed to have occurred if, as a result of
          ----------
incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written Notice of Termination by reason of disability is given to you, you shall not have returned to the full-time performance of your duties.

     (e) "Exempt Person" means RRD or any affiliate thereof, provided that RRD
          -------------
shall cease to be an Exempt Person if and when, following a Change in Control (as defined in Section 1(a) but substituting RRD for the "Company" as used therein) of RRD directly or indirectly, acquires beneficial ownership of any additional shares of the Company's capital stock.

     (f) "Good Reason" shall mean, without your express written consent, the
          -----------
occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

          (A) any significant diminution in your position, duties, responsibilities, power, title or office as in effect immediately prior to a Change in Control;

          (B) any reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (C) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, (ii) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or (iii) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

          (D) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

          (E) any requirement by the Company or of any person in control of the Company that (i) the location at which you perform your principal duties for the Company be changed to a new location that is outside a radius of 35 miles from your principal residence at the time of the Change in Control or (ii) you travel on an overnight basis more than 90 days in any consecutive 12-month period;

          (F) the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5;

          (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b), which purported termination shall not be effective for purposes of this Agreement.

     (g) "Notice of Termination" shall have the meaning set forth in Section
          ---------------------
3(b).

     (h) "Severance Payments" shall have the meaning set forth in Section
          ------------------
4(c)(ii).

     (i) "Term" shall have the meaning set forth in Section 2.
          ----

2.   Term of the Agreement.
     ---------------------

     The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect through December 31, 1998; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than November 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.   Employment Status; Termination Following Change in Control.
     ----------------------------------------------------------

     (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term. You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee. You may terminate your employment at any time, with or without Good Reason. If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder.

     (b) Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination that indicates that specific provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated ("Notice of Termination"). A Notice of Termination shall be delivered to the other party hereto in accordance with
Section 6.

     (c) The "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated by the Company for Cause, by you for Good Reason or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty
(30) days from the date such Notice of Termination is given and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you for your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection.

     (d) You shall be entitled to the benefits provided in Section 4 if a Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates within twenty-four (24) months after such Change in Control, unless such termination is (A) because of your death, (B) by the Company for Disability or Cause, or (C) by you other than for Good Reason.

     (e) Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement.

4.   Compensation Upon Termination.  Following a Change in Control of the
     -----------------------------
Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term and provided that this compensation is in lieu of and not in addition to any compensation otherwise available to you under a Company Severance Policy or an Employment Agreement, as the case may be:

     (a) Disability.  During any period that you fail to perform your full-time
         ----------
duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated by reason of Disability. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

     (b) Cause and Voluntary Termination other than for Good Reason.  If your
         ----------------------------------------------------------
employment shall be terminated by the Company for Cause or by you other than for Good Reason following a Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (c) Termination Without Cause; Voluntary Termination for Good Reason.  If
         ----------------------------------------------------------------
your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within twenty-four
(24) months after a Change in Control, then you shall be entitled to the benefits below:

          (i) the Company shall pay to you (A) your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and (B) if you so elect, in lieu of your right to continue to receive deferred compensation under any deferred compensation plan of the Company then in effect, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan;

          (ii) the Company will pay as severance pay to you, at the time specified in Subsection (e) below, a lump sum severance payment (together with the payments provided in paragraph (iii) below, the "Severance Payments") in an amount equal to the sum of (A) two (2) times the higher of (x) your annual base salary in effect on the Date of Termination or (y) your annual base salary in effect immediately prior to the Change in Control, plus (B) the higher of (x) your incentive bonus at target payout for the year in which the Date of Termination occurs, or (y) your incentive bonus at target payout for the year in which the Change in Control occurred;

          (iii) the Company shall pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement; and

          (iv) for a twenty-four (24) month period after such termination, the Company shall arrange to provide you with life, dental, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iv) if an equivalent benefit is actually received by you from another employer during the 24-month period following your termination, and any such benefit actually received by you shall be reported to the Company; and

          (v) all options and shares of restricted stock granted or issued to you under the Company's 1995 Stock Option Plan, 1995 California Stock Option Plan and 1995 Replacement Stock Option Plan or any other stock option incentive plan of the Company shall become exercisable or vested in full on the Date of Termination provided that if such Date of Termination occurs prior to the closing of any of the events referred to in Section 1(a)(v), then there shall be no such acceleration of exercisability or vesting.

     (d) In the event that you become entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax imposed by Section 4999 of the Code, (or any similar tax that may hereafter be imposed)(the "Excise Tax") the Company shall pay to you at the time specified in Subsection (e), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person)(which together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying paragraph (a), above, and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (e) The payments provided for in Subsections 4(b), (c) and (d) shall be made not later than the fifth day following the Date of Termination, unless otherwise specified; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (f) Except as provided in the second sentence of Subsection 4(c)(v) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

5.   Successors; Binding Agreement.
     -----------------------------

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if you elect to terminate your employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) As used in this Agreement, each of the businesses referred to in clauses (i), (ii) and (iii) of Section 1(a)(v) is referred to as a "Business." Notwithstanding anything to the contrary herein, the transfer of your employment from the Company to any entity that acquires or succeeds to a Business shall not be considered a termination of your employment with the Company for the purposes of this Agreement, provided that such acquiring or successor entity agrees to be bound by this Agreement to the same extent as the Company.

     (c) This Agreement shall insure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

6.   Notice.  For the purposes of this Agreement, notices and all other
     ------
communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, at 105 Rosemont Road, Westwood, Massachusetts 02090-2318 Attention:
President and General Counsel, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.   Miscellaneous.
     -------------

     (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

     (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

     (d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

     (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

     (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,


STREAM INTERNATIONAL HOLDINGS INC.

By:
   ------------------------------------


Agreed to this ____ day __________ of 199_



--------------------------------------
     Name of Management Person


Print Name:
           ---------------------------
Address:
        ------------------------------

        ------------------------------